WAIVER AND RELEASE AGREEMENT

The following is a Waiver and Release Agreement (“Agreement”) between Jonathan R. Lagarenne, the undersigned Employee (referred to as “Employee”, “Executive”, “you”, “your”, “I”, or “me”), and Advanced Emissions Solutions, Inc., a Delaware corporation (the “COMPANY”), regarding your employment with the COMPANY and separation from employment.

Recitals

1.Executive previously served as Executive Vice President of the COMPANY, Executive Vice President of BCSI, LLC, a Delaware limited liability company and wholly-owned subsidiary of the COMPANY, Manager and President of ADEquity, LLC, a Delaware limited liability company and wholly-owned subsidiary of the COMPANY, Director and President of ADA-ES, Inc., a Colorado corporation and wholly-owned subsidiary of the COMPANY, Manager and President of ADA Analytics, LLC, a Delaware limited liability company and wholly-owned subsidiary of the COMPANY, and ADA Analytics Israel, Ltd., an Israel limited liability company and wholly-owned subsidiary of ADA Analytics, LLC (collectively, the “Executive’s Roles”).

2.Employee and the COMPANY are parties to an Employment Agreement dated May 18, 2012 and the Amendment to the Employment Agreement dated September 19, 2014 (collectively “Employment Agreement”), which sets forth the terms of Employee’s employment with the COMPANY in the Executive’s Roles. Capitalized terms used but not defined herein have the meaning ascribed to them in the Employment Agreement.

3.The COMPANY has elected to enforce a twelve month Non-Compete in accordance with the provisions of the Employment Agreement.

Agreement

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section A - Separation

1.     Employee’s employment with the COMPANY ends on January 8, 2016 (“Termination Date”). As of the Termination Date, Employee’s employment is terminated without Cause. Pursuant to Section I.e. of the Employment Agreement, Employee is deemed to have resigned from all the Executive’s Roles as of the Termination Date.

2.    The parties are entering into this Agreement to provide Employee with certain severance benefits in exchange for Employee’s promises and agreements set forth herein.

3.    Employee acknowledges that he has received all wages, overtime, bonuses, vacation pay, commissions, benefits, or any other earned compensation through the Termination Date. Employee acknowledges that in the event the COMPANY chooses to make discretionary employer matching contributions to the COMPANY’s Profit Sharing Retirement Plan (the “401(k) Plan”) in 2016, Employee will receive matching contributions proportionate with the amount of Employee’s eligible contributions made to the 401(k) Plan during 2016 in accordance with the 401(k) Plan. Employee further acknowledges that he has been granted all accommodations or leaves of absence to which he was entitled, including any leave under the Family and Medical Leave Act, Americans With Disabilities Act or related state or local leave or disability accommodation laws.

Section B - Consideration

1. The COMPANY will, as consideration for Employee’s releases and promises set forth in this Agreement, pay Employee the following amounts:

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Twelve (12) months base salary in the total amount of $310,648, less all applicable deductions and withholdings required by law, to be paid in 26 equal installments of $11,948.00 on the COMPANY’s established payroll dates (bi-weekly) over a one-year period beginning on January 29, 2016, but in no event prior to the Effective Date, defined below, and ending on January 13, 2017. These amounts will be paid by direct deposit into the account you have designated for payroll deposits. This amount will also be included in your W-2 gross wages and taxes paid by the COMPANY in the year in which it was paid, and reflected on the final W-2 issued to you by the COMPANY for the year in which it was paid. You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of these payments;

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An additional amount of $25,000 representing the anticipated cost of obtaining replacement medical, dental and vision coverage for 12 months. This amount will be paid bi-weekly in 26 equal installments of $961.53 on the COMPANY’s established payroll dates in the same manner as the base salary specified above;

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An amount of $201,921.20 in lieu of any amounts that may be payable pursuant to the Employment Agreement for any 2015 or 2016 Short Term Incentive Plans approved by the Compensation Committee of the Board of Directors, whether before or after the Termination Date, pursuant to the COMPANY’s Executive Short Term Incentive Plan (the “ESTIP”) under the Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Plan”). This amount will be paid bi-weekly in 26 equal installments of $7,766.20 on the COMPANY’s established payroll dates in the same manner as the base salary specified above;

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All of Employee’s 13,780 unvested restricted stock awards shall vest on the later of the Effective Date or the Termination Date, and Employee hereby authorizes the COMPANY to transfer to the COMPANY the portion of such vested shares that have an aggregate Fair Market Value, as defined in the 2007 Plan, equal to the amount necessary to satisfy any applicable foreign, federal, state, and local income and employment tax withholding obligations. Employee may elect to pay the COMPANY the amount necessary to satisfy such tax withholding obligations by providing written notice to the COMPANY no more than two days after the Termination Date and delivering cash or a check in such amount within one business day of providing such notice. If there is a conflict with the terms herein and the terms of any Restricted Stock Award Agreement between the COMPANY and the Employee, this Agreement shall control. Employee hereby acknowledges and understands that 4,314 shares of the restricted stock granted in 2015 that will vest in accordance with this Agreement constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act in reliance upon a specific exemption therefrom; and those vested shares will be issued bearing the legend language set forth in Exhibit A hereto.

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The Performance Period for Employee’s Performance Share Units (“PSUs”) awarded under the COMPANY’s 2014 and 2015 Long Term Incentive Plans, a maximum of 8792 and 12,942 PSUs respectively, shall be amended to conclude on December 31, 2016. The COMPANY shall notify Employee of the number of PSUs that you are eligible to earn, based on such amended Performance Period, within 30 days of that date. Provided, however, subject to Employee’s compliance with the Restrictive Covenants through January 8, 2017, such earned PSUs shall not vest until such January 8, 2017 date, and if greater than zero, the COMPANY shall issue to Employee the underlying shares of the COMPANY’s common stock for such number of PSUs (the “PSU Shares”) as soon as practicable thereafter, subject to applicable law. The COMPANY shall use the method described in the applicable Performance Share Unit Agreements to determine the number of PSU Shares to be issued to Employee thereunder. Employee hereby authorizes the COMPANY to transfer to the COMPANY the portion of the PSU Shares that have an aggregate Fair Market Value equal to the amount necessary to satisfy any applicable foreign, federal, state, and local income and employment tax withholding obligations. Employee may elect to pay the COMPANY the amount necessary to satisfy such tax withholding obligations by providing written notice to the COMPANY no more than five days after the number of PSU Shares have been determined and delivering cash or a check in such amount within one business day of providing such notice. If there is a conflict with the terms herein and the terms of any PSU Award Agreement between the COMPANY and the Employee, this Agreement shall control. Notwithstanding that the PSU Shares will not vest until January 8, 2017, in the event that COMPANY cannot issue registered shares on the vesting date, Employee hereby acknowledges and understands that the PSU Shares will constitute “restricted securities” under the Securities Act and, in that case, will be issued bearing the legend language set forth in Exhibit A hereto.

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That portion of Employee’s salary and other compensation paid through January 8, 2016 that represents compensation in excess of the days of compensation provided by the Notice Period the COMPANY is required to provide in accordance with the Employment Agreement, which will be paid as part of Employee’s regular salary, less all applicable deductions and withholdings required by law, and paid as part of COMPANY’s regular payroll.

2.    You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any amounts hereunder. All amounts payable hereunder are subject to any applicable foreign, federal, state and local income and employment tax withholding obligations, and any cash payments payable hereunder shall first be applied to any outstanding tax withholding obligations on the total amounts payable hereunder. Employee agrees to indemnify and hold the COMPANY harmless from any liability  of Company for employee’s taxes caused by an employee act or directions given by employee to the Company regarding withholding or taxes, including without limitation penalties, interest or other costs, that may be imposed by the Internal Revenue Service or any other governmental agency or taxing authority, regarding any tax obligation of employee that may arise from or relate to the Consideration provided to the Employee under this Section B; provided, however,   Employee shall not be required to indemnify the COMPANY for any liability for penalties, interest or other costs due to an error by or fault of the COMPANY.  For purposes of this section, the terms "taxes" or "tax obligation" means and includes without limitation all income taxes, federal insurance contributions act (“FICA”) taxes, and any other payroll or employment taxes, withholdings, deductions and/or payments which may be required by any applicable foreign, federal, state, or local taxing authority, including without limitation any amounts imposed in respect of information reporting or back-up withholding obligations, together with any interest, penalties, additions to tax or additional amounts imposed by any such taxing authority with respect to such taxes.
3.    You agree and acknowledge that (a) the consideration provided under this Agreement is adequate and sufficient and in excess of what you would otherwise be entitled to receive from the COMPANY as a result of termination of your employment, and (b) the severance benefits to be paid to you under this Agreement are the only payments for severance benefits you will receive in connection with the termination of your employment with the COMPANY and the payment(s) and other benefits provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the COMPANY to you, including but not limited to any and all obligations arising under the Employment Agreement, any other written or oral agreement, policy, plan or procedure of the COMPANY. Further, you represent that you are not aware of any acts by the COMPANY or its employees violating the Company’s Code of Ethics and Business Conduct as such code was in effect from time to time during your tenure with the Company that you or someone else has not reported to at least one of the following: the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Audit Committee of the Board of Directors or Fortis Law Partners LLC.
4.    You represent and warrant that as of the Termination Date you are familiar with the business and financial conditions of the COMPANY and that you had full and complete access to all information as you deemed necessary to reach an informed and knowledgeable decision regarding any offerings or sales of the COMPANY’s securities in connection with the consideration paid hereunder. Furthermore, you represent and warrant that you have had the opportunity to consult with your own tax, legal and investment advisors and have the capacity to protect your own interests in connection with any such offerings or sales.
5.    The COMPANY, by entering this Agreement, does not admit that it has engaged in any improper conduct or wrongdoing, or that it has any liability to make any payment or is responsible or legally obligated for any claims.
6.    Under no circumstances will you be entitled to the consideration described herein unless you execute and comply with the terms of this Agreement.
7.    No part of the cash portion of the consideration will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by the COMPANY to any employee benefit plan as a consequence of the consideration except for any portion of the amount set forth in the sixth bullet under Section B.1 hereof that you elect to contribute to an employee benefit plan.

Section C – General Release of the COMPANY and Covenant Not To Sue

1.    In consideration for the payments set forth above, you, including for all purposes, your heirs, executors, administrators and assigns, hereby forever, unequivocally and unconditionally release and discharge the COMPANY, including for all purposes, its past and present officers, directors, employees, subsidiaries, predecessors, successors and assigns, from any and all claims, demands or causes of action of every nature or description, based upon or relating to actions, omissions or events occurring before or on the Effective Date of this Agreement, whether known or unknown, including, but not limited to any and all causes of action, whether at law or in equity, pertaining to or arising from the employment relationship of the parties and the termination of such employment relationship based in whole or in part upon any act or omission occurring on or before the date of this Agreement, whether negligent or intentional without regard to your present actual knowledge of the act or omission. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY is a party.
2. The Release does not affect your right to file a charge with or participate before a governmental agency, including the Equal Employment Opportunity Commission. However, you agree that in the event you bring a claim covered by the foregoing Release in which you seek damages or other remedies against the COMPANY or in the event you seek to recover against the COMPANY in any claim brought by a government agency on your behalf, you agree that you are expressly waiving the right to recover any damages or attorney’s fees from any such proceeding.
3.    Causes of actions as used in this Section shall mean all claims, causes, judgments, damages, losses, liabilities, and demands of any kind and nature whatsoever, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s) including but not limited to Title VII of the Civil Rights Act of 1964, the Colorado Wage Claim Act, the Colorado Anti-Discrimination in Employment Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act (with respect to unvested benefits), the Americans with Disabilities Act and the Age Discrimination in Employment Act of 1967, each as amended to date, or arising from any theory under common law such as breach of contract, express or implied promissory estoppel, wrongful discharge, tortious interference with contract rights, infliction of emotional distress, and defamation, excepting only vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

Section D - Survival of Non-Solicit, Non-Divert and Non-Compete, Confidentiality and Proprietary Invention Provisions and Other Post-Employment Obligations of the Employment Agreement, Cooperation, Post-Termination Status and Non-Disparagement (collectively, the “Restrictive Covenants”)

1.Restrictive Covenants.
a.You acknowledge that you are party to the Employment Agreement with the COMPANY, a copy of which have been provided to you, in which you have assumed continuing obligations related to Non-Solicit, Non-Divert and Non-Compete, confidentiality and proprietary inventions and other matters. Specifically, you agree that you will comply with the Non-Solicit, Non-Divert and Non-Compete requirements of the Employment Agreement for a period of twelve (12) months after the Termination Date and that you and the COMPANY have contractually allocated to the COMPANY the ownership, right, title and interest to any Inventions or Intellectual Property developed by you while employed by the COMPANY. Your Employment Agreements further create Restrictive Obligations Relating to Confidential Subject Matter that will continue to bind you post-employment. Except as set forth in subsections 2, 3 and 4 of this Section D, nothing herein shall be deemed to affect any post-employment obligations you may have pursuant to the Employment Agreement, including, but not limited to, those provisions identified herein and those provisions regarding cooperation as outlined in Paragraph 10 of the Amendment to Employment Agreement.
b.Nothing in this Agreement or the surviving provisions of the Employment Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the COMPANY to make any such reports or disclosures and is not required to notify the COMPANY that Employee has made such reports or disclosures.

2.	Cooperation.
a.    You agree that you will cooperate with the COMPANY and/or its counsel in connection with any investigation, regulatory matter, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The COMPANY’s request for cooperation shall be reasonable and take into consideration your personal and business commitments and the amount of notice provided to you by the COMPANY. The COMPANY will promptly reimburse you for reasonable out of pocket travel and other incidental expenses that you incur as a result of your cooperation pursuant to this paragraph, if incurred with advance notice to and consent from the COMPANY. The COMPANY will compensate you for time spent at the request of the COMPANY at a rate of $150 per hour, which is the approximate hourly rate based on your salary immediately prior to the Termination Date.
b.    You agree that, in the event you are requested or directed (whether by subpoena or otherwise) by any person or entity (including, but not limited to, any government agency) to provide information or give testimony (in any investigation, administrative proceeding, regulatory matter, litigation, or otherwise) which in any way relates to your employment by the COMPANY, you will to the extent permitted by law give prompt notice of such request to Christine B. Amrhein, General Counsel of the COMPANY (or her successor or designee) and, unless compelled otherwise by government agency or court order, will make no disclosure until the COMPANY has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

3.Post-Termination Status. After the Termination Date, Employee and the COMPANY both agree that neither party shall represent Employee as being an employee, officer, agent or representative of the COMPANY for any purpose. This means that, among other things, as of the Termination Date you must update any references to your company affiliation in social media sites controlled by you (including without limitation a LinkedIn profile). The Termination Date shall be the Termination Date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the COMPANY, except as otherwise provided herein. To the extent that you have any accrued, vested benefits under any employee benefit, savings, insurance, or pension plan of the COMPANY, your rights and obligations shall be governed by the applicable terms of any such plan(s) and applicable law. As soon as practicable following the Termination Date, you will be paid for any accrued but unused vacation days, and for previously submitted un-reimbursed business expenses (in accordance with applicable guidelines and practices).

4.Non-Disparagement.

a.
You agree that you will not Disparage (as defined below) or encourage or induce others to Disparage the COMPANY. Subject to continuing confidentiality obligations, for purpose of this Agreement “Disparage” shall mean to make a factually inaccurate statement which denigrates, belittles or negatively portrays the Company or you. The Company will likewise not Disparage you. For the purposes of this Agreement, the term “Disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the COMPANY or any individual or entity) which would adversely affect in any manner (i) the conduct of the business of you or the COMPANY (including, without limitation, your or the COMPANY’s business plans or prospects) or (ii) your reputation or the business reputation of the COMPANY. Nothing in this paragraph or this Agreement shall preclude you or Company from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law.

b.
You shall refer all persons and entities that seek to inquire about your employment to the COMPANY’s Human Resources department, Attention Jeanette Hencmann or her successor. In response to any such inquiries concerning your employment, the Company, through Ms. Hencmann or her successor will state that it is the COMPANY’s policy to only provide, and such person will only provide, your dates of employment and last position held. Nothing in this paragraph shall restrict the COMPANY’s ability to provide complete information with respect to your employment when required to do so under applicable regulatory requirements and/or pursuant to any request, subpoena, rule or order in a governmental administrative and/or legal proceeding.

Section E - Miscellaneous

1.Severability. If a court determines that any Restrictive Covenant of this Agreement or the Employment Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Agreement invalid or unenforceable. Instead, the court shall modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

2.Receipt of Agreement. You acknowledge that you received this Agreement on November 17, 2015.

3.Entire Agreement. The Employment Agreement, including, (but not limited to) the post-employment obligations therein, and this Agreement represent the entire agreement and understanding between you and the COMPANY, your employment with and separation from the COMPANY and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your relationship with the COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties.
4.Opportunity for Review. You represent that you have reviewed all aspects of this agreement, have carefully read and fully understand all the provisions of this Agreement, understand that in agreeing to this document, any and all claims you may have against the COMPANY are released, voluntarily agree to all the terms set forth in this Agreement and freely and knowingly and willingly intend to be legally bound by the same, agree that you have been given a reasonable amount of time to consider the terms of this Agreement and discuss them with an attorney. Any costs or fees for consultation with private attorneys are your responsibility.

5.Disclosure of Agreement to Prospective Employers. Employee agrees to fully disclose the Restrictive Covenants to any prospective employer for the duration of the 12 month Non-Compete period.

6.COMPANY Confidential Information. You acknowledge that by reason of your position with the COMPANY you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY.

7.Return of Property. You represent that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by you as a result of your employment will be returned unless otherwise agreed by the parties. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

8.Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Agreement.
9.Enforcement and Disputes. Any difference, claims or matters in dispute arising between Employee and the COMPANY out of this Agreement or connected with Employee’s employment with the COMPANY or separation of such employment shall be brought before the United States District Court for the District of Colorado (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Colorado state court located in the City and County of Denver, Colorado) and each of Employee and the COMPANY hereby agree to be subject to and shall submit to the jurisdiction of such courts for any such action, suit or proceeding. A party shall have the right to seek performance of a disputed term and/or any other necessary and proper relief including, but not limited to, damages. In any such proceeding, the Parties agree that the remaining terms of this Agreement remain in full force and effect, and the Parties further agree not to reinstate any claims otherwise compromised by this Agreement.

10.Successors. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

11.Breach of Obligations. If the COMPANY fails to make the required payments to Employee pursuant to Section B hereof and fails to cure such breach within ten days after written notice from Employee, the Restrictive Covenants shall terminate immediately and Employee will continue to be entitled to receive any remaining payments specified herein and not yet paid, and provisions of this Agreement other than the Restrictive Covenants will remain in effect. If Employee breaches any of the provisions of this Agreement or the Employment Agreement, or any other agreement between the parties with regard to the confidentiality of information, Employee’s rights to any further consideration or payments under this Agreement shall terminate as of the date of any such breach and Employee’s obligations with regard to the Restrictive Covenants shall continue through the expiration of the 12 month Non-Compete period.

12.Attorney’s Fees if Dispute. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable fees and expenses of attorneys For the purpose of this Agreement, the prevailing party means that party who obtains by final judgement, after appeal, if any, substantially the relief sought.
13.Consideration Period. Employee shall have a period of twenty-one (21) days within which to consider the terms of this Agreement, although Employee may accept it at any time within those twenty-one days.  If Employee chooses to execute the Agreement prior to the expiration of the twenty-one day consideration period, such decision will constitute a waiver of Employee’s right to further consider this Agreement within the twenty-one day period. The day you sign this Agreement will be the “Effective Date” of the Agreement.
14.Revocation Period. After acceptance of this Agreement, Employee may revoke said acceptance for a period of seven (7) days.  To revoke, Employee must deliver a written statement of revocation to Christine B. Amrhein, General Counsel, Advanced Emissions Solutions, Inc., 9135 S. Ridgeline Ave., Suite 200, Highlands Ranch, CO 80129 that is received before the close of business on the seventh day after you sign the Agreement.  If the Agreement is not revoked, the eighth day after you sign will be the “Effective Date” of the Agreement.  This Agreement shall not be effective or enforceable until the seven day period has expired.

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I have carefully read all aspects of this Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I understand that in agreeing to this document, any and all claims I may have against the COMPANY are being waived and released. I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement I have not relied on any statements or explanation made by the COMPANY. I have had at least twenty-one (21) days to consider this Agreement and if I choose to sign this Agreement before the end of that period, it was my personal, voluntary decision to do so. I understand that if I do not return this Agreement signed by me to the COMPANY upon the expiration of the twenty-one day period, this offer will expire. I understand that I may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon the COMPANY.

Employee:

/s/ Jonathan R. Lagarenne
Name: Jonathan R. Lagarenne                    Date: ___1/8/2016__________

For the COMPANY:

/s/ L. Heath Sampson
Name:    L. Heath Sampson                    Date: ___1/8/2016___________
Title: President and Chief Executive Officer

EXHIBIT A

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.